EXHIBIT 99.1

Agenus Commences Phase 2 Study of HerpV Vaccine for the Treatment of Genital Herpes

  HerpV is the most clinically advanced therapeutic vaccine candidate for the treatment of genital herpes
  Contains Agenus' QS-21 Stimulon® adjuvant currently being studied in 17 clinical programs

LEXINGTON, Mass., Oct. 23, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced that it has initiated a Phase 2 randomized, double-blind, multicenter study of HerpV, a recombinant "off-the-shelf" therapeutic vaccine candidate for the treatment of genital herpes in Herpes Simplex Virus 2 (HSV-2) positive subjects. HerpV contains Agenus' QS-21 Stimulon®* adjuvant, which is currently being studied in 17 additional clinical programs.

The study designated as protocol C-400-02 will enroll 75 HSV-2 positive subjects who have a history of frequent disease recurrences. The study will test the efficacy of the HerpV vaccine as measured by effect on genital viral shedding. In the study, 65 participants will receive the active treatment, HerpV and QS-21, and a control group of 10 participants will receive placebo. A booster injection will be given at six months after treatment to evaluate the durability of treatment effect.

The HerpV Phase 2 study design has been defined by key opinion leaders in the field. Experts in HSV-2 clinical research believe that a reduction in viral shedding, the driving force behind the spread of genital herpes, is an important surrogate for clinical benefit in potentially reducing recurrent outbreaks.

"Our earlier clinical experience demonstrated an unprecedented immune response with both arms of the immune system (CD8+ and CD4+ T cells) being activated in subjects vaccinated with HerpV and QS-21, but not in subjects receiving placebo," said Garo H. Armen, Ph.D., chairman and CEO of Agenus Inc. "Incorporating a broad spectrum of herpes antigens along with QS-21 has the potential enable the immune system's ability to recognize and destroy HSV-2 infected cells."

QS-21 is a key component of many vaccines in clinical development. Over the next 15 months additional data from multiple important clinical programs that contain QS-21 are expected to be disclosed. QS-21 is incorporated in several vaccines currently in clinical development, including four GlaxoSmithKline (GSK) Phase 3 programs.

About Heat Shock Protein Platform (HSP) and Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). The vaccine is based on Agenus' HSP platform technology, and is administered with Agenus' proprietary adjuvant QS-21 Stimulon® adjuvant. HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV is designed to increase the chance of providing efficacy for a wide segment of the patient population.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was generally well tolerated, with injection site pain as the most common reported adverse event. All patients who received HerpV and were evaluable for immune response showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). This study was published in the scientific journal Vaccine.

About HSV-2

According to the Centers for Disease Control, genital herpes affects more than 60 million Americans — or 1 in 6 people between ages 14 and 49 — with an additional 1.5 million new cases each year(1). This disease often results in recurrent painful sores in the genital area(2). The emotional consequences of genital herpes are quite significant, as 82 percent of people in the study reported depression, 75 percent experienced fear of rejection, 69 percent cited feelings of isolation and 55 percent reported fear of discovery -- all due to infection(3). Current therapies involve taking a daily medication that only partly suppresses the virus.

About Agenus' QS-21 Stimulon® Adjuvant

Agenus' flagship adjuvant, QS-21 Stimulon adjuvant, is a saponin extracted from the bark of the Quillaja saponaria tree, also known as the soap bark tree or Soapbark, an evergreen tree native to warm temperate central Chile. Agenus' QS-21 has become a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. QS-21 Stimulon adjuvant has been widely studied in clinical development and tens of thousands of patients have received vaccines containing the adjuvant. QS-21 Stimulon adjuvant is being studied in clinical trials for approximately 17 vaccine programs and include GSK's Phase 3 vaccine programs for RTS,S for malaria, MAGE-A3 cancer immunotherapeutic for non-small cell lung cancer and melanoma and HZ/su for shingles. In addition, Janssen's QS-21 Stimulon adjuvant-containing vaccine candidate is in Phase 2 trials for the treatment of Alzheimer's disease.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

For more details about the HerpV C-400-02 study, please visit www.clinicaltrials.gov using the identifier NCT01687595. The HerpV C-400-02 study participating centers include the following:

University of Washington Virology Research Clinic

Seattle, WA 98104

Principal Investigator: Anna Wald, MD

Contact: Kirsten Hauge, 206-720-4340

vrc@u.washington.edu

Westover Heights Clinic

Portland, OR 97210

Principal Investigator: Terri Warren, ANP

Contact: Annie Turner, 503-226-6678

info@westoverheights.com

Center for Clinical Studies – Texas Medical Center

Houston, TX 77030

Principal Investigator: Stephen K. Tyring, MD

Contact: Marigdalia Ramirez-Fort, MD, 713-528-8818

info@ccstexas.com

Center for Clinical Studies – Webster

Houston, TX 77598

Principal Investigator: Patricia C. Lee, MD

Contact: Farhan Khan, MD, 281-333-2288

info@ccstexas.com

Center for Clinical Studies – Cypress

Houston, TX 77065

Principal Investigator: Vandana Madkan, MD

Contact: Deborah Yetman, 713-554-4688

info@ccstexas.com

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company's technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the ability to recruit patients, sources of funding, decisions of doctors, patients and our collaborations partners, the potential for viral shedding to act as a surrogate for clinical benefit, and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon® adjuvant is an asset of Antigenics, Inc., a wholly owned subsidiary of Agenus Inc.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

1. Genital Herpes ‐ CDC Fact Sheet; http://www.cdc.gov/std/Herpes/STDFact-Herpes.htm

2. Herpes Virus; http://www.herpesonline.org/articles/herpes_virus.html

3. Clinical Management of Herpes Viruses by Stephen L. Sacks 1995

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